Exhibit 5.2

Suite 1919, 630 Fifth Avenue, (45 Rockefeller Plaza),

New York, NY 10111, USA

T: (1-737) 215-8491

F: (1-737) 215-8491

June 8, 2026

Intercont (Cayman) Limited
Palm Grove Unit 4

265 Smith Road, George Town

P.O. Box 52A Edgewater Way, #1653

Grand Cayman KY1-9006

Cayman Islands

Re:	Sale of Securities registered pursuant to Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as United States securities counsel to Intercont (Cayman) Limited, an exempted company with limited liability incorporated and registered under the laws of Cayman Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form F-1 (File No. 333-[ ]) (the “Registration Statement”). The Company has retained Prime Number Capital, LLC to act as exclusive placement agent (the “Placement Agent”) to use its best efforts to arrange for the sale of the following securities covered by the Registration Statement (the “Securities”), which are to be offered and sold directly by the Company pursuant to that certain securities purchase agreement between the Company and each purchaser party thereto (the “Securities Purchase Agreement”):

i. up to 8,000,000 units (the “Units”), each consisting of one class A ordinary share, par value $0. 0025 per share (the “Class A Ordinary Shares”) and one warrant to purchase one Class A Ordinary Share (each, a “Warrant”); and

ii. up to 16,000,000 Class A Ordinary Shares Issuable upon Exercise of the Warrants to Purchase Class A Ordinary Shares at a Zero Exercise Price.

We understand that the Securities will be issued to purchasers participating in the offering pursuant to the Securities Purchase Agreement and in the manner described in the Registration Statement.

Beijing Head Office Tel: (86-10) 8519-1300 Fax: (86-10) 8519-1350	Shanghai Office Tel: (86-21) 5298-5488 Fax: (86-21) 5298-5492	Guangzhou Office Tel: (86-20) 2805-9088 Fax: (86-20) 2805-9099	Shenzhen Office Tel: (86-755) 2939-5288 Fax: (86-755) 2939-5289	Hangzhou Office Tel: (86-571) 2689-8188 Fax: (86-571) 2689-8199
Chengdu Office Tel: (86-28) 6739-8000 Fax: (86-28) 6739-8001	Xi’an Office Tel: (86-29) 8550-9666	Qingdao Office Tel: (86-532) 6869-5000 Fax: (86-532) 6869-5010	Chongqing Office Tel: (86-23) 8860-1188 Fax: (86-23) 8860-1199	Dalian Office Tel: (86-411) 8250-7578 Fax: (86-411) 8250-7579
Haikou Office Tel: (86-898) 3633-3401 Fax: (86-898) 3633-3402	Hong Kong Office Tel: (852) 2167-0000 Fax: (852) 2167-0050	New York Office Tel: (1-737) 215-8491 Fax: (1-737) 215-8491	Silicon Valley Office Tel: (1-888) 886-8168 Fax: (1-888) 808-2168	Seattle Office Tel: (1-425) 448-5090 Fax: (1-888) 808-2168 www.junhe.com

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law and have assumed the due authorization, execution and delivery of each such agreement by the Company in accordance with the laws of the Cayman Islands. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Warrants when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Securities Purchase Agreement, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms

The foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws. In addition, we express no opinion as to: the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge; the enforceability of the governing law, consent to jurisdiction and forum selection provisions contained in the Warrants; waivers of right to trial by jury or defense; or any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, violation of securities laws, negligence or willful misconduct.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jun He Law Offices LLC
jun he law offices llc